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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors

Delta Woodside, Inc.:


We consent to the inclusion of our report dated February 19, 1999 with respect to the combined balance sheets of the Nautilus Business as of January 4, 1999, June 27, 1998 and June 28, 1997, and the related combined statements of operations and accumulated deficit and cash flows for the six-months ended January 4, 1999, and for each of the years in the three-year period ended June 27, 1998, which report appears in the Form S-1 of Direct Focus, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.


/s/_KPMG PEAT MARWICK LLP__

KPMG Peat Marwick LLP
Greenville, South Carolina
April 9, 1999


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